Exhibit 99.2

SUCCESSFACTORS, INC.

FORM OF IRREVOCABLE ELECTION FORM

ELECTION INSTRUCTIONS: COMPLETE THIS FORM, SIGN IT, AND SUBMIT IT TO [________________] AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN _________.

I, __________________________, have received and read the SuccessFactors, Inc. 2007 Equity Incentive Plan, as amended (the "Plan"), including the related prospectus summarizing the Plan. I understand that I may elect to receive restricted stock units ("RSUs") in lieu of 50% or all of the cash bonus (the "Bonus") otherwise payable by SuccessFactors, Inc. (the "Company") to me as part of my [quarterly/annual] bonus payment for [ ]. I understand if I make this election to receive RSUs in lieu of the amount of the Bonus indicated below that such RSUs shall become issuable to me as of the date the corresponding foregone cash Bonus is otherwise payable by the Company to me. The number of RSUs to be issued to me from the Plan shall be determined by dividing the corresponding foregone Bonus by the Fair Market Value (defined in the Plan) of a share of the Company's common stock on the date the corresponding foregone Bonus is otherwise payable by the Company to me. The RSUs shall be fully vested and shall consist solely of whole numbers of RSUs. Any portion of Bonus that would result in the issuance of a fractional RSU shall instead be paid to me in cash as soon as practicable.

I acknowledge that this election is entirely voluntary and irrevocable.

I hereby elect to receive in RSUs (Please check one of the following)

_____ 50%

_____ 100%

of the Bonus otherwise payable in cash by the Company to me on or after the date this form is received by the Company and when such election may be given effect under the Company's insider trading policy. This election shall be irrevocable.

In order to avail myself of Rule 10b5-1 under the Securities Exchange Act of 1934, the undersigned hereby elects to sell on each settlement date of the RSUs a sufficient number of Shares to cover any applicable withholding and costs of sale and authorize the Company to take all such actions as are necessary to effect such sale by the undersigned.

Please note that investing in RSUs or shares of the Company's common stock is subject to numerous risks, including the risk that the price of the Company's common stock may decrease significantly due to the factors set forth under the Section entitled "Risk Factors" in the Company's most recent Annual Report on Form 10-K and most recent Form 10-Q or otherwise. Accordingly, by accepting RSUs in lieu of the Bonus, the undersigned acknowledges that the value of the RSUs or any underlying common stock could be less than the amount of the Bonus.

SIGNATURE: _________________________________________________

DATE: ___________________________